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                                                                     EX.10.2

                               LICENSING AGREEMENT

         This LICENSING AGREEMENT is dated January 21, 2000 and made effective as of October 1, 1999, between World Wide Technology, Inc., a Missouri corporation ("WWT"), and telcobuy.com LLC, a Delaware limited liability company ("TCB", each of WWT and TCB being a "PARTY" and together the "PARTIES").

                                    RECITALS

A. TCB has been a division of WWT and is now a separate, majority-owned subsidiary of WWT. TCB provides an Internet source of material and information to telecommunications companies through the use of software and related technology licensed to or developed by WWT, and combined by WWT into the Global Portal Platform.

B. Because WWT's ownership of TCB may be reduced, the Parties wish to state formally the terms on which the Global Portal Platform will continue to be provided to TCB.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

                    ARTICLE 1. DEFINITIONS AND INTERPRETATION

          Various terms used in this Agreement are defined in the Definitional Appendix; the defined terms used in this Agreement begin with a capital letter. Various interpretative matters for this Agreement are also set forth in the Definitional Appendix. The Definitional Appendix is an integral part of this Agreement.

                                 ARTICLE 2. TERM

         This Agreement commences on the Effective Date and will continue in effect unless terminated by the agreement of the Parties or in accordance with
Article 13.

                           ARTICLE 3. GRANT OF LICENSE

3.1. GRANT OF LICENSE. Subject to the terms and limitations of this Agreement and the payment of the License Fee, WWT hereby grants to TCB, and TCB hereby accepts from WWT, a non-exclusive, world-wide, perpetual license to use, modify, develop applications for, market, distribute and sublicense the Global Portal Platform and the WWT Background Technology.

3.2. REPRESENTATION AND WARRANTY. WWT represents and warrants that the license granted to TCB under Section 3.1 includes the rights to all software and other technology that are required for TCB to use the Global Portal Platform in the same manner and to the same extent as used by WWT and TCB prior to the Effective Date, including without limitation


         *Certain material has been omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.
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         the WWT Background Technology and, subject to Section 6.5, all third-party software products incorporated or integrated with or used in connection with the Global Portal Platform or provided by WWT as part of the Global Portal Platform.

                             ARTICLE 4. LICENSE FEE

         In consideration of the license granted herein, TCB agrees to pay WWT the License Fee not later than the first to occur of (i) September 30, 2001, or
(ii) 10 days after the closing of any public offering of equity interests in TCB or its successors, or (iii) 10 days after the closing of the sale or other transfer of the beneficial ownership of any equity interests in TCB or its successor if immediately after such sale or transfer persons who held the beneficial ownership of 100% of the combined voting power all of the equity interests in TCB immediately prior to such sale or transfer do not, immediately thereafter, own more than 50% of the combined voting power of all equity interests in TCB.

                             ARTICLE 5. ENHANCEMENTS

5.1. INCORPORATION OF ENHANCEMENTS. So long as the Global Portal Platform used by TCB is resident on the hardware maintained at the facilities of WWT, WWT shall have the right to incorporate any and all Enhancements to the Global Portal Platform made by WWT as part of the Global Portal Platform, without the payment of additional amounts to or by TCB, whether or not such Enhancements were made as the result of Consulting Services provided by WWT to TCB under the Management Services Agreement. Such Enhancements shall be subject to the provisions of this Agreement, including without limitation the confidentiality provisions and the provisions regarding the sole and exclusive ownership thereof by WWT.

5.2. WWT RIGHT TO LICENSE ENHANCEMENTS. In the event that TCB requests that WWT make Enhancements to the Global Portal Platform, WWT and TCB shall mutually agree upon the terms upon which WWT shall perform such services, and TCB shall have the right to incorporate such Enhancements in the Global Portal Platform and to license or sub-license such Enhancements to third parties, consistent with the terms of this Agreement.

                      ARTICLE 6. TRANSFER TO TCB FACILITIES

6.1. INSTALLATION AT TCB FACILITIES. The Global Portal Platform shall initially be resident and operated on hardware installed and maintained at the facilities of WWT. On not less than 90 days advance written Notice to WWT, TCB may elect to install a copy of the Global Portal Platform to hardware installed and maintained at the facilities of TCB.

6.2. DELIVERY OF SOURCE CODE. At the time of such installation of the Global Portal Platform at the facilities of TCB, WWT shall provide TCB with a copy of the source code for the portions of the Global Portal Platform for which WWT has the legal right to do so (the "WWT SOURCE CODE"). The use of the WWT Source Code by TCB shall be subject to the limitations set forth in Article 7 of this Agreement. WWT and TCB shall jointly

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         select an escrow agent (the "ESCROW AGENT") and shall enter into a source code escrow agreement with such Escrow Agent on terms mutually agreeable to the parties thereto (the "ESCROW AGREEMENT"). WWT shall place one copy of the WWT Source Code in escrow with the Escrow Agent, to be held by such Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall provide, among other things, for release of the WWT Source Code to TCB upon the written Notice from TCB that WWT has failed to provide TCB with a copy of the WWT Source Code as required under this Agreement, or upon the occurrence of any of the Events of Default by WWT described in paragraphs (a), (b), (c) or (d) of Section 13 of this Agreement. WWT shall update the WWT Source Code held by the Escrow Agent from time to time as required to keep a current copy of the WWT Source Code on deposit with the Escrow Agent. The costs and expenses of establishing and maintaining the WWT Source Code escrow and of updating the WWT Source Code deposit shall be shared equally by WWT and TCB.

6.3. PROPRIETARY NOTICES. TCB shall not remove or alter any trademark, copyright, or other proprietary notice contained on or in the Global Portal Platform. WWT's copyright notice and other proprietary legends and labels affixed on the Global Portal Platform as delivered by WWT must also be affixed on and in all copies. The inclusion of a copyright notice on any software product or documentation shall not cause, or be construed to cause, it to be a published work.

6.4. TRAINING AND MAINTENANCE. Upon WWT's receipt of written Notice from TCB under Section 6.1, WWT agrees to negotiate with TCB in good faith to reach agreement on the terms and conditions under which WWT will provide: (a) such training as may be reasonably required for TCB to operate and maintain the Global Portal Platform at its own facilities, and (b) future maintenance and support of the Global Portal Platform resident at the facilities of TCB.

6.5. THIRD-PARTY LICENSES. TCB acknowledges and agrees that at the time of such installation of the Global Portal Platform at the facilities of TCB, TCB may be required to obtain its own licenses to third-party software products incorporated or integrated with or used in connection with the Global Portal Platform or provided by WWT as part of the Global Portal Platform, and that the procurement of such licenses shall be the sole responsibility and expense of TCB.

                     ARTICLE 7. INTELLECTUAL PROPERTY RIGHTS

7.1. OWNERSHIP BY WWT. All of the Global Portal Platform and the media on which it may be delivered to TCB remain the sole and exclusive property and trade secret of WWT, except to the extent that the Global Portal Platform may contain or be derived from portions of materials provided by third party suppliers under license to WWT. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, except for such rights as are expressly granted to TCB hereunder and such rights of third parties described above, WWT has and shall have all right, title and interest, including all copyrights and property rights, in and to the Global Portal Platform, and all

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         Enhancements thereto, whether developed by or on behalf of WWT or TCB, and all Intellectual Property Rights related thereto and all economic benefits resulting therefrom. Nothing in this Agreement, nor any other act or omission of WWT, shall be construed as a grant, transfer, conveyance, assignment or concession by WWT, or the consent by WWT to any such grant, transfer, conveyance, assignment or concession, to TCB of any copyright, property right, ownership or other proprietary right in the Global Portal Platform, any Enhancements thereto developed by or on behalf of WWT or TCB, the Intellectual Property Rights related thereto, or the economic benefits resulting therefrom.

7.2. DERIVATIVE WORKS. Following the delivery of the source code to TCB pursuant to Section 6.2 hereof, TCB may create derivative works of the Global Portal Platform and will own all right, title and interest in and to such derivative works and the intellectual property rights thereto, and may use such derivative works to the same extent that TCB is entitled to use the Global Portal Platform.

                        ARTICLE 8. RESTRICTIVE COVENANTS

8.1. COVENANT BY WWT. For so long as TCB has the right to use the Global Portal Platform under this Agreement, WWT agrees that it shall not, directly or indirectly, use, or authorize or allow others to use, the Global Portal Platform to provide products or services by any vendor or to any customer if such vendor or customer either (a) derives more than 25% of its revenue from the provision of telecommunications products or services, or (b) generates annual gross revenue from the provision of telecommunications products or services in excess of $100,000,000 for the immediately preceeding calendar year.

8.2.     THIRD-PARTY OPPORTUNITIES.

         (a) TCB shall have the right, at any time and from time to time, to pursue opportunities to license the Global Portal Platform to any third party in any field of use (a "THIRD-PARTY OPPORTUNITY"). In the event that TCB is unable to conclude a definitive agreement within a reasonable time with respect to the Third-Party Opportunity, then TCB shall Notify WWT in writing, describing in reasonable detail such Third-Party Opportunity. Thereafter, WWT shall have the right to seek to obtain a definitive agreement with respect to the Third-Party Opportunity.

         (b) In the event that WWT becomes aware of any Third-Party Opportunity, WWT shall Notify TCB in writing of such Third-Party Opportunity, describing in reasonable detail such Third-Party Opportunity. WWT shall not pursue such Third-Party Opportunity unless TCB does not conclude a definitive agreement with respect to such Third-Party Opportunity within a reasonable time after having received Notice thereof from WWT.


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                               ARTICLE 9. WARRANTY

9.1. WARRANTY OF PERFORMANCE. Provided that TCB supplies the hardware and ancillary software required and approved by WWT and obtains from WWT maintenance and support of the Global Portal Platform resident at the facilities of TCB, WWT warrants that, for the Warranty Period, the Global Portal Platform will be free from material reproducible programming errors and defects in workmanship and materials, and will substantially conform to WWT's user documentation, when maintained and operated in accordance with WWT's instructions. If material reproducible programming errors are discovered during the Warranty Period, WWT shall promptly remedy them at no additional expense to TCB. This warranty to TCB shall be null and void if TCB is in default under this Agreement or if the nonconformance is due to: (a) hardware failures due to defects, power problems, environmental problems or any cause other than the Global Portal Platform itself; (b) modification of the Global Portal Platform by any party other than WWT; or (c) misuse, errors or negligence of TCB, its employees or agents in operating the Global Portal Platform.

9.2. REIMBURSEMENT OF WWT EXPENSES. If WWT reasonably determines that the Global Portal Platform for which TCB's requested warranty service is not eligible for warranty service, TCB shall pay or reimburse WWT for all reasonable costs of investigating and responding to such request at WWT's then prevailing time and materials rates.

9.3. LIMITATIONS. THE WARRANTIES OF WWT CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE. THEY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, OR ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE. WWT'S SOLE OBLIGATION AND TCB'S EXCLUSIVE REMEDY FOR ANY WARRANTY FAILURE IS THE CORRECTION OR REPLACEMENT, AT WWT'S OPTION, OF THE NONCONFORMING PORTION OF THE GLOBAL PORTAL PLATFORM. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND IRRESPECTIVE OF ANY FAULT OR NEGLIGENCE, WWT SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SALES, LOST SAVINGS, LOST PROFITS (ANTICIPATED OR ACTUAL), LOSS OF USE, DOWNTIME AND CLAIMS OF THIRD PARTIES), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, ALL WHETHER OR NOT WWT HAS BEEN APPRISED OR NOTIFIED THAT ANY SUCH DAMAGES OR LOSSES ARE POSSIBLE OR LIKELY, AND WHETHER OR NOT ANY PERMITTED REMEDY HAS FAILED ITS ESSENTIAL PURPOSE.

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                      ARTICLE 10. CONFIDENTIAL INFORMATION

10.1. CONFIDENTIAL INFORMATION. Each Party shall keep confidential the following information which is "Confidential Information" whether acquired by it under or in connection with this Agreement or obtained in connection with the relationship of WWT and TCB or its predecessors regarding the Global Portal Platform before the Effective Date:

         (a) information relating to the other Party's business, financial condition or performance, or operations that the other Party treats as confidential or proprietary;

         (b) the terms and performance of, any breach under, or any Dispute regarding this Agreement;

         (c) the Parties' conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure;

         (d) any information, business plan, concept, idea, know-how, process, technique, program, design, formula, algorithm or work-in-process, any engineering, manufacturing, marketing, technical, financial, data, or sales information, or any information regarding suppliers, customers, employees, investors, or business operations, and any other information or materials, whether in written, or graphic, or any other form or that is disclosed orally, or electronically, or otherwise which is learned or disclosed in the course of discussions, studies, or other work undertaken between the parties; and

         (e) any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is marked or clearly identified by the other Party as confidential or proprietary.

         (f) Without limiting the generality of the foregoing, Confidential Information shall include all information and materials disclosed orally or in any other form, regarding WWT's software products or software product development, including, but not limited to, the configuration techniques, data classification techniques, user interface, applications programming interfaces, data modeling and management techniques, data structures, and other information of or relating to WWT's software products or derived from testing or other use thereof.

         Neither Party may use any of the other Party's Confidential Information other than as required to perform its obligations or exercise its rights and remedies, including as part of the resolution of any Dispute, under this Agreement.

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10.2.    EXCLUDED INFORMATION. A Party has no obligation under this Article 10 regarding any information, including information that would otherwise by Confidential Information, to the extent that the information:

         (a) is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or any other duty of that Party;

         (b) is or becomes available to that Party from a source that, to that Party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, whether to the other Party or another Person, violated by that disclosure; or

         (c) is independently developed by employees of the receiving Party who did not have access to the disclosing Party's Confidential Information.

10.3. STANDARD OF CARE. Each Party shall use the same degree of care in maintaining the confidentiality and restricting the use of the other Party's Confidential Information as that Party uses with respect to its own proprietary or confidential information, and in no event less than reasonable care.

10.4. PERMITTED DISCLOSURES. A Party may disclose Confidential Information to its officers, directors, agents, or employees as necessary to give effect to this Agreement. Each Party shall inform each of these Persons to whom any Confidential Information is communicated of the obligations regarding that information under this Article 10 and impose on that Person the obligation to comply with this Article 10 regarding the Confidential Information. Each Party shall be responsible for any breach of that Party's obligations under this Article 10 by its officers, directors, agents, or employees.

10.5. REQUIRED DISCLOSURES. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another Governmental Authority, including a subpoena, court order, or audit-related request by a taxing authority, if that Party:

         (a) promptly Notifies the other Party of the terms and the circumstances of that request;

         (b) consults with the other Party, and cooperates with the other Party's reasonable requests, to resist or narrow that request;

         (c) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that Party is legally compelled to disclose; and

         (d) uses its Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

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         A Party need not comply with these conditions to disclosure, however, to the extent that the request or order of the Governmental Authority in effect prohibits that compliance. A Party may also disclose Confidential Information without complying with these conditions to the extent that the Party is otherwise legally obligated to do so (for example, to comply with applicable securities laws), as confirmed by advice of competent and knowledgeable counsel. Further, a Party may also disclose Confidential Information, without complying with these conditions, in connection with a tax audit if the disclosure is to representatives of a taxing authority, or in connection with a tax contest if that Party uses its Reasonable Efforts to assure that confidential treatment will be accorded the information disclosed.

10.6. TITLE TO INFORMATION. The Confidential Information of a Party disclosed by it to the other Party under this Agreement shall remain the property of the disclosing Party; nothing in this Agreement grants or conveys to the other Party any ownership or other proprietary rights in any of that Confidential Information.


10.7. SURVIVAL; RETURN. The obligations under this Article 10 shall continue on and after Expiration or the termination of this Agreement. Upon request of the disclosing Party upon or after Expiration or the termination of this Agreement, the other Party shall return or, if requested by the disclosing Party, destroy the Confidential Information of the disclosing Party that it holds. The requested return or destruction shall include removal or deletion of Confidential Information from all data bases and magnetic media of the other Party.

                        ARTICLE 11. PARTIES' RELATIONSHIP

11.1. INDEPENDENT. The Parties are independent; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. This Agreement does not create or evidence a partnership or joint venture between the Parties. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, except as described in this Agreement. This Agreement does not restrict WWT from providing or rendering any services or products, including services or products like the Global Portal Platform, to any other Person; nothing in this Agreement, however, gives WWT the right to provide or render any services or product in violation of any other agreement entered into by the Parties.

11.2. EMPLOYEES. Except as described in Section 14.4(b) or Section 14.4(c) or, for the purposes of this Agreement:

         (a) each Party is solely responsible for its own employees or agents, including the actions or omissions and the compensation of those employees and agents, and

         (b) neither Party has any authority with respect to any of the other Party's employees or agents.

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11.3.    AUTHORITY AND ENFORCEABILITY.  Each Party warrants to the other Party that:

         (a) it has the requisite corporate authority to enter into and perform this Agreement;

         (b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

         (c)      this Agreement is enforceable against it; and

         (d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering this Agreement.

11.4. THIRD-PARTY LICENSES AND CONSENTS. Each Party shall be responsible for obtaining and maintaining any licenses, permits, consents, or approvals of Governmental Authorities and other Persons necessary or appropriate for it to perform its obligations under this Agreement.

11.5. FURTHER ASSURANCES. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

                      ARTICLE 12. PARTIES' REPRESENTATIVES

12.1. REPRESENTATIVES' AUTHORITY. Each Party has authorized its Representative to conduct discussions and negotiations, make and communicate decisions, frame and pose questions or issues, and resolve Disputes on behalf of that Party relating to this Agreement. Though one Party's employees or agents other than its Representative may also take actions of the kinds described in the preceding sentence with the other Party's employees or agents other than its Representative, matters that require more formal discussions or negotiations between Parties shall be addressed through and by the Representatives. Each Party and its Representative are entitled to rely on the actions and decisions of the other Party's Representative relating to this Agreement.

12.2. DESIGNATION. WWT designates its Vice President and General Manager as WWT's Representative, and TCB designates its Chief Technology Officer as TCB's Representative, upon and after the Effective Date until changed by the designating Party. A Party may change its Representative by Notice to the other Party. A Party may rely on and deal with the Person who is designated as the other Party's Representative until any Notice of change is given by the other Party.

                          ARTICLE 13. EVENTS OF DEFAULT

13.1. EVENTS OF DEFAULT. The following shall constitute "EVENTS OF DEFAULT" by a Party under this Agreement:

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         (a)      such Party makes a general assignment of all or substantially all of its assets for the benefit of its creditors;

         (b) such Party applies for, consents to, or acquiesces in the appointment of a receiver, trustee, custodian, or liquidator for its business or all or substantially all of its assets;

         (c) such Party files, or consents to or acquiesces in, a petition seeking relief or reorganization under any bankruptcy or insolvency laws; or

         (d) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against such Party and is not dismissed within 90 days after it was filed;

         (e) such Party's material breach of this Agreement which continues uncured or uncorrected for 30 days after such Party's receives Notice of such breach from the other Party, but if the breaching Party (A) reasonably requires longer than 30 days to cure or correct, and (B) Notifies the non-breaching Party of the circumstances, then the cure period shall be extended for the reasonable time so required, so long as during that time the breaching Party diligently acts to effect that cure or correction. Unless otherwise agreed in writing by the Parties, no cure period extension shall exceed 90 days; and

         (f) failure by TCB to pay any amount due to WWT under this Agreement by the tenth Business Day after Notice of such nonpayment has been given to TCB by WWT.

13.2.    CONSEQUENCES OF AN EVENT OF DEFAULT.

         (a) Notwithstanding the occurrence of an Event of Default hereunder or other breach by TCB of any legal duty or obligation imposed by any contract (including this Agreement), by the law of torts (including simple or gross negligence, strict liability or willful misconduct), or by federal or state laws, rules, regulations, orders, standards or ordinances, WWT shall have no right to revoke or terminate, through injunctive relief or otherwise, the license granted to TCB under Article 3, it being understood and agreed that each such breach shall be compensable, if at all, by a remedy at law.

         (b) Upon the occurrence of an Event of Default by WWT, TCB may elect to terminate this Agreement, upon Notice to WWT specifying the Termination Date.

13.3. CONSEQUENCES OF TERMINATION BY TCB. Upon termination of this Agreement by TCB under Section 13.2(b), then during the Transition Period WWT shall comply, at WWT's expense, with TCB's reasonable requests for assistance in TCB's obtaining another solution having functionality substantially equivalent to the functionality of the Global


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         Portal Platform in effect immediately preceding the Termination Date.
         Articles 8 and 17 shall apply in this situation as though this Agreement had not been terminated. If the records or other information provided by WWT are Confidential Information, Article 10 shall also apply as though this Agreement had not been terminated.

13.4. SURVIVAL OF RIGHTS AND OBLIGATIONS. No rights or obligations of either Party that expressly or by implication are to remain in effect in order to give effect to this Agreement shall be impaired by the termination of this Agreement, and those rights and obligations shall remain in effect.

                       ARTICLE 14. LIABILITY AND REMEDIES

14.1. WARRANTIES. Each Party's warranties in this Agreement are made solely to and for the benefit of the other Party. No Person other than a Party may make a claim based on the other Party's warranties under this Agreement.

14.2. DEFICIENCIES. TCB shall promptly Notify WWT of any Deficiency in the Global Portal Platform. To the extent WWT agrees, or it is otherwise determined by the Dispute Resolution procedure, that any material portion of the Global Portal Platform was or is Nonconforming, WWT shall use its Reasonable Efforts promptly to cure or correct the Deficiency to the extent it may then be cured or corrected.

14.3. ACTUAL DAMAGES. Neither Party shall be liable under or relating in any manner to this Agreement for any losses or damages other than Damages, even if a Party has been advised of the possibility of losses or damages of that kind and regardless of the form of the Proceedings or the theory of liability, whether based on contract, warranty, tort (including negligence and strict liability), infringement, or misappropriation.

14.4. INDEMNITIES FOR CERTAIN BREACHES AND OTHER MATTERS. The following shall apply to any breach of, and certain other Damages relating to, this Agreement, other than a nonpayment by TCB of any amount relating to an invoice:

         (a) each Party shall indemnify the other Party against all Damages of the Indemnified Party, or any of its Indemnified Agents, resulting from or relating to:

                  (i) any breach of this Agreement, including breach of any warranty in this Agreement, by the Indemnifying Party;

                  (ii) any Proceedings relating to a breach of this Agreement by the Indemnifying Party; and

                  (iii) the actions or omissions of the Indemnifying Party's employees or agents under or in connection with this Agreement.

         (b) TCB shall also indemnify WWT against all Damages of WWT or any of its Indemnified Agents resulting from or relating to any sales, use, or similar taxes

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                  (however described) applicable to TCB's use of the Global
                  Portal Platform, in whole or in part, that are assessed or levied against or paid by WWT.

         (d) The indemnification obligations in Sections 14.4(a) and 14.4(b) shall be extinguished to the extent that the Damages of the other Party, or any of its Indemnified Agents for whom or which the other Party is seeking indemnification, were caused by the gross negligence (including recklessness) or willful misconduct of the Person for whom or which indemnification is sought. THE ORDINARY NEGLIGENCE OF A PERSON OR THE JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF PERSONS SHALL NOT PRECLUDE THAT PERSON OR ANY OF THOSE PERSONS FROM RECEIVING THE BENEFITS OF INDEMNIFICATION UNDER THIS AGREEMENT.

         (e) If an Indemnification Claim is not based on a Third-Party Claim, the Indemnified Party shall give an Indemnification Claim Notice promptly after the event constituting the basis for the Indemnification Claim; its failure to do so, however, shall relieve the Indemnifying Party of its indemnification obligations only to the extent the Indemnifying Party is actually prejudiced by that failure. If the Indemnified Party gives an Indemnification Claim Notice regarding an Indemnification Claim not based on a Third-Party Claim, the Indemnifying Party shall Notify the Indemnified Party within the Indemnification Response Period whether the Indemnifying Party disputes all or any portion of the Indemnification Claim. If the Indemnifying Party does not give that dispute Notice or agrees to accept liability for all or a portion of the Indemnification Claim, the Indemnification Claim, or the agreed portion of that Indemnification Claim, shall be the Indemnifying Party's liability. Otherwise, the Indemnification Claim shall be deemed a Dispute to be resolved by the Dispute Resolution Procedure.

         (f)      If an Indemnification Claim is based on a Third-party Claim:

                  (i) The Indemnified Party shall give an Indemnification Claim Notice promptly after it receives the Third-Party Claim.

                  (ii) The Indemnifying Party shall be entitled to defend the Third-Party Claim, with its chosen counsel and at its own expense, if (A) the Third-Party Claim seeks only monetary relief against the Indemnified Party, and (B) the Indemnifying Party elects to assume, and diligently conducts, that defense. The Indemnifying Party's election to defend shall be given by Notice to the Indemnified Party within the Indemnification Response Period. If the Indemnifying Party conducts the defense, the Indemnified Party may participate in that defense with its own counsel and at its own expense.

                  (iii) If the Indemnifying Party does not elect to defend the Third-Party Claim by Notice within the Indemnification Response Period, or if the Indemnifying Party does not diligently conduct the defense, the Indemnified Party shall be entitled, upon further Notice to the Indemnifying Party, to defend the Third-Party Claim on behalf of, and for the account and risk of, the Indemnifying Party (if it is determined that the Indemnifying Party has an indemnification obligation regarding that Indemnification Claim). In this circumstance, the Indemnifying Party may participate in the defense with its own counsel and at its own expense.

                  (iv) If there is a conflict of interest that makes it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party in defending the Third-Party Claim, the Indemnifying Party shall pay for separate counsel for the Indemnified Party.

                  (v) The Indemnifying Party defending a Third-Party Claim may compromise, settle, or resolve that Third-Party Claim without the Indemnified Party's consent if the compromise, settlement, or resolution involves only the payment of money by the Indemnifying Party (whether on its own behalf or behalf of the Indemnified Party) and the third-party claimant provides the Indemnified Party a release from all liability regarding the Third-Party Claim. Otherwise, the Indemnifying Party may not compromise, settle, or resolve the Third-Party Claim without the Indemnified Party's Reasonable Consent.

                  (vi) The Indemnifying Party and the Indemnified Party shall cooperate with all reasonable requests of the other in defending any Third-Party Claim.

14.5.    TIME FOR CLAIMS.  A Party may make an Indemnification Claim:

         (a) not based on a Third-Party Claim, only within two years after the breach or other event constituting the basis for that Indemnification Claim occurred, even if not discovered until after that second anniversary, or

         (b)      based on a Third-Party Claim, at any time.

14.6. OFFSET. A Party entitled to any payment due from the other Party under this Agreement may offset all or any portion of the amount of that payment against any payment that is due from it to the other Party under this Agreement.

14.7. EXCLUSIVE REMEDIES. Except for the warranty provisions of Article 9, the termination right stated in Article 13 and the relief described in Sections 15.4 and 17.2(b) and in the Dispute Resolution Procedure, the remedies described in this Article 14 are the exclusive rights and remedies of a Party regarding any breach of this Agreement or any other matter that may be the subject of an Indemnification Claim.

14.8. EQUITABLE RELIEF. Subject to the limitation set forth in Section 13.2(a), to the extent that monetary relief is not a sufficient remedy for any breach of this Agreement, or upon any breach or impending breach of Article 10, the non-breaching Party shall be entitled to injunctive relief as a remedy for that breach or impending breach by the other Party, in addition to any other remedies granted to the non-breaching Party in this Agreement. That injunctive relief shall be sought through arbitration in accordance with the Dispute Resolution Procedure, except as permitted by Section B.4(b) of the Dispute Resolution Appendix.

14.9. WAIVER OF REMEDIES. No forbearance, delay, or indulgence by either Party in enforcing this Agreement, within the applicable time limits stated in this Agreement, shall prejudice the rights or remedies of that Party. No waiver of a Party's rights or remedies regarding a particular breach of this Agreement constitutes a waiver of those rights or remedies, or any other rights or remedies, regarding any other or any subsequent breach of this Agreement.

14.10. SURVIVAL. The rights, remedies, and obligations under this Article 14 shall continue on and after Expiration or the termination of this Agreement.

                            ARTICLE 15. FORCE MAJEURE

15.1. NO BREACH OR LIABILITY. No delay or failure of a Party to perform any of its obligations, other than payment obligations, under this Agreement due to causes beyond its reasonable control shall constitute a breach of this Agreement or render that Party liable for that delay or failure. Causes beyond a Party's reasonable control include:

         (a) events or circumstances that the Party, using its Reasonable Efforts, is unable to prevent or overcome; and

         (b) labor disputes, strikes, or other similar disturbances; acts of God; utilities or communications failures; acts of the public enemy; and riots, insurrections, sabotage, or vandalism.

15.2. NOTICE OF EXCUSABLE DELAY OR FAILURE. If a Party anticipates any excusable delay or failure under Section 15.1, it shall promptly Notify the other Party of the anticipated delay or failure, the anticipated effect of that delay or failure, and any actions that are being or are to be taken to alleviate or overcome the cause of the delay or failure.

15.3. EFFORTS TO OVERCOME. If a Party is claiming an excusable delay or failure under Section 15.1, it shall use its Reasonable Efforts to alleviate or overcome the cause of the delay or failure as soon as practicable.

15.4. EXTENDED DELAY OR FAILURE. If an excusable delay or failure continues for more than 10 consecutive days, the Party entitled to the benefit of the affected obligation may, at its own expense, perform itself or obtain from any other Person the obligation to which that Party is entitled (and that Party shall Notify the other Party of this election).

                     ARTICLE 16. DISPUTE RESOLUTION MATTERS

16.1. GENERAL PROCEDURES. Except as otherwise stated in this Agreement, the Parties shall resolve all Disputes in accordance with the Dispute Resolution Procedure. Nevertheless, if any Person other than the
         Parties:

         (a) has initiated a lawsuit or other Proceedings against or involving either or both of the Parties in which a Dispute will be resolved, or

         (b) is a necessary participant in any Proceedings to resolve a Dispute and cannot be joined by either or both of the Parties in an arbitration of that Dispute under Section B.3 of the Dispute Resolution Appendix, so that (in either case) the Dispute Resolution Procedure is or will be ineffective, then the Parties need not use or follow the Dispute Resolution Procedure to resolve that Dispute, though the submission to jurisdiction in Section B.5 of the Dispute Resolution Appendix shall apply if necessary.

16.2. CONTINUED PERFORMANCE. The Parties shall continue performing their respective obligations under this Agreement while a Dispute is being resolved.

16.3. PARTIES' AGREEMENT. Nothing in this Article 16 or the Dispute Resolution Procedure prevents the Parties from resolving any Dispute by mutual agreement at any time.

                         ARTICLE 17. EXPENSES AND TAXES

17.1. EXPENSES. Each Party shall be solely responsible for its costs and expenses incurred in performing its obligations and exercising its rights and remedies under this Agreement, except as otherwise provided in this Agreement.

17.2. TAXES. The Parties shall be responsible for tax payments or liabilities relating to this Agreement as follows:

         (a) Each Party shall be responsible for its income and franchise taxes and for all other taxes (however described) based on its own income or earnings.

         (b) TCB shall be responsible for all sales, use, and similar taxes (however described) applicable to the use by TCB of the Global Portal Platform, in whole or in part. This obligation includes TCB's paying the sales taxes identified in WWT's invoices submitted to TCB.

                  (i) If TCB claims an exemption or exclusion from taxes of this kind, it shall deliver to WWT a certificate or letter stating TCB's good-faith belief that its use of the Global Portal Platform is not, in whole or in part, subject to those taxes. Whether or nor TCB delivers that certificate or letter, however, it shall indemnify WWT, in accordance with Section 14.4(c)(iv), against any taxes of this kind assessed or levied against, or paid by, WWT and any other related Damages of WWT.

                  (ii) If WWT receives an assessment from a taxing authority covering taxes for which TCB is responsible under this Section 17.2(b), WWT shall Notify TCB of the assessment and, at TCB's request, timely contest the assessment. If payment to the taxing authority is required by law as a condition to protest, TCB shall timely furnish WWT the required amount for that payment.

                  (iii) If TCB believes it has overpaid taxes to WWT for any of its use of the Global Portal Platform(in whole or in part), TCB may require WWT to file a claim for a refund at TCB's expense. If permitted by law, WWT may assign any right to a refund directly to TCB instead of filing a refund claim. Any refund of taxes (including any interest) received by WWT under this
                           Section 17.2(b)(iii) shall be promptly forwarded to TCB.

                  (iv) Before WWT is required to pursue any action requested by TCB under this Section 17.2(b), WWT may at any time require TCB to deliver a letter of advice from outside counsel (selected by TCB) stating that TCB's tax position is reasonable.

                  (v) Except as stated in the next sentence, any Dispute between the Parties regarding the application of any taxes of this kind to any use of the Global Portal Platform by TCB (in whole or in part) shall be resolved by the Dispute Resolution Procedure. Any Dispute as to the amount of tax (if any) owed to a taxing authority, including a Dispute between a Party and the taxing authority, need not be resolved by the Dispute Resolution Procedure, but may be resolved by any appropriate administrative or legal procedure available to a Party or the Parties under this Agreement apart from the Dispute Resolution Procedure.

         (c) Each Party shall be responsible for all real property, personal property, and other taxes (however described) based on its owned or leased property, whether real or personal.

         (d) Each Party shall be responsible for all employment-related taxes (however described) regarding its own employees.

         Each Party shall cooperate with any reasonable request of the other Party to take any reasonable action to avoid or minimize any duplicate taxes that might be imposed; the requesting Party shall bear in the expenses of the other Party's compliance.

                           ARTICLE 18. COMMUNICATIONS

18.1. FORM. Each Notice (including an Indemnification Claim Notice), request, response, demand, claim, and other communication required or permitted under this Agreement shall be in writing and shall be transmitted, delivered, or sent by: (a) personal delivery, (b) courier or messenger service, whether overnight or same-day, or (c) certified United States mail, with postage prepaid and return receipt requested, in each case addressed to the other Party at the address or number for that Party set forth in Section 18.2, or at such other address or number as the recipient has designated by Notice to the other Party in accordance with this Article 18.

18.2. ADDRESSES. The Parties shall transmit, deliver, or send communications as follows.

         (a)   If to WWT:  World Wide Technology, Inc.
                           127 Weldon Parkway
                           St. Louis, Missouri  63043
                           Attention:  Joe Koenig

         (b)   If to TCB:  telcobuy.com LLC
                           127 Weldon Parkway
                           St. Louis, Missouri  63043
                           Attention:   Bob Olwig, Tom Strunk and Jim Kavanaugh

18.3. EFFECTIVENESS. Each communication transmitted, delivered, or sent: in person, by courier or messenger service, or by certified United States mail, postage prepaid and return receipt requested, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt or the equivalent record of the courier or messenger being deemed conclusive evidence of delivery or refusal)

                             ARTICLE 19. ASSIGNMENT

         Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other Party's Consent; this prohibition of assignment and delegation shall include any assignment and delegation by operation of law (such as merger or consolidation). Any attempted assignment or delegation without the other Party's Consent shall be void and without effect. Notwithstanding the foregoing, a Party shall have the right, without the consent of the other Party, to assign this Agreement to a transferee of all or substantially all of the business of such Party to which this Agreement relates.

                        ARTICLE 20. AMENDMENT AND WAIVER

          This Agreement may be amended or modified, and any provision of this Agreement may be discharged or waived, only by a document signed by the Party against which the amendment, modification, discharge, or waiver is sought to be enforced.

                             ARTICLE 21. INTEGRATION

         This Agreement constitutes the Parties' entire agreement on this subject; it replaces and supersedes any prior agreement or understanding of the Parties, whether written o oral, on this subject not expressed or referred to in this Agreement.

                            ARTICLE 22. SEVERABILITY

         If any part of this Agreement is for any reason found to be unenforceable, all other parts of this Agreement nevertheless remain enforceable.

                             ARTICLE 23. SUCCESSORS

         This Agreement binds and inures to the benefit of the Parties and their respective legal representatives, permitted successors, and permitted assigns.

                            ARTICLE 24. GOVERNING LAW

         This Agreement shall be interpreted or construed under Missouri law. Likewise, the validity and performance of this Agreement shall be enforced, and all issues relating to this Agreement shall be resolved, under Missouri law. Each Party consents to the exclusive personal jurisdiction and venue of the courts, state and federal, located in St. Louis County, Missouri.

                            ARTICLE 25. COUNTERPARTS

         This Agreement may be signed in any number of counterparts, with the same effect as if all signatories had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

         IN WITNESS WHEREOF, the Parties hereto have executed this Licensing Agreement effective as of the date first above written.


                           WORLD WIDE TECHNOLOGY, INC.

                           By      /s/ David L. Steward
                              ------------------------------------------

                           Name:       David L. Steward
                                ----------------------------------------

                           Title:  Chief Executive Officer
                                 ---------------------------------------


                           TELCOBUY.COM LLC

                           By      /s/ James P. Kavanaugh
                              ------------------------------------------

                           Name:       James P. Kavanaugh
                                ----------------------------------------

                           Title:  Chief Executive Officer
                                 ---------------------------------------

                              DEFINITIONAL APPENDIX
                             TO LICENSING AGREEMENT

A. DEFINED TERMS. In the Agreement, the following terms have the corresponding meanings:

"AGREEMENT": This Licensing Agreement between WWT and TCB (including the Definitional Appendix, the Dispute Resolution Appendix, and the Schedules), as amended or supplemented from time to time in accordance with its terms.

"ARBITRATION RULES": The Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with the Dispute Resolution Procedure.

"BUSINESS DAY": Any Monday through Friday, excluding the holidays observed by WWT.

"CONFIDENTIAL INFORMATION": Information subject to a duty of confidence and a restriction on use imposed on one or both Parties under Article 10.

"CONSENT": The prior written consent of a Party (in any capacity) in its sole discretion.

"CONSULTING SERVICES":  As defined in the Management Services Agreement.

"DAMAGES": Losses, claims, obligations, demands, assessments, fines and penalties (whether civil or criminal), liabilities, expenses and costs (including reasonable fees and disbursements of legal counsel and accountants), bodily and other personal injuries, damage to tangible property, and other damages, of any kind or nature, actually suffered or incurred by a Person. "Damages":

         1.       consists only of actual damages;

         2. excludes any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described), even if the possibility of those losses or damages was known; and

         3. includes (except as may be reduced in accordance with the next sentence) all fines, penalties, and interest paid or payable to any Governmental Authority.

If TCB has Damages, for which WWT is liable, consisting of fines, penalties, and interest paid or payable to a Governmental Authority corresponding to any tax not timely paid, then those "Damages" shall be reduced by an amount equal to interest, at the annual rate of 5%, accrued on that tax from the due date until that tax is paid; for the avoidance of doubt, in this situation "Damages" shall not include any tax for which TCB would otherwise be liable to the Governmental Authority. Also for the avoidance of doubt, the "Damages" of a Person shall not include any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described) awarded against that Person in favor or another Person asserting a Third- Party Claim against that Person.

"DEFICIENCY": The failure of the Global Portal Platform to satisfy the applicable warranty of performance stated in Article 9 of the Agreement. ("DEFICIENT" has the correlative meaning).

"DEFINITIONAL APPENDIX": This Definitional Appendix to LICENSING AGREEMENT, containing definitions and interpretive matters for, as an integral part of, the Agreement.

"DISPUTE": Any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement, or the validity, interpretation, performance, breach, or termination of the Agreement, including any claim of breach of representation or warranty or of nonperformance and any claim regarding bodily or other personal injury damage to tangible property.

"DISPUTE RESOLUTION APPENDIX": The Dispute Resolution Appendix to Licensing Agreement, containing the Dispute Resolution Procedure for, as an integral party of, the Agreement.

"DISPUTE RESOLUTION PROCEDURE": The procedure or process by which a Dispute shall be resolved in the Dispute Resolution Appendix.

"EFFECTIVE DATE": October 1, 1999, the date on which the Agreement becomes effective.

"ESCROW AGENT":  As defined in Section 6.2 of this Agreement.

"ESCROW AGREEMENT":  As defined in Section 6.2 of this Agreement.

"EVENTS OF DEFAULT":  As defined in Section 13.1 of this Agreement.

"ENHANCEMENTS": Updates, upgrades, bug fixes, problem corrections, releases, modifications, enhancements and improvements to the Global Portal Platform made by WWT.

"GLOBAL PORTAL PLATFORM": the software and related technology [*Confidential treatment will be requested], together with such Enhancements as are incorporated therein in accordance with the terms of this Agreement.

"GOVERNMENTAL AUTHORITY": Any federal, state, local, or foreign government or governmental, quasi-governmental, administrative, or regulatory authority, agency, body, or entity, including any court of other tribunal.

"INDEMNIFICATION CLAIM": A claim or demand of a Party, on its behalf or on behalf of one or more of its Indemnified Agents, for Indemnification under
Section 14.4.

"INDEMNIFICATION CLAIM NOTICE": A Notice from the Indemnified Party describing an Indemnification Claim and the amount or the estimated amount of that Indemnification Claim to the extent then feasible (though that estimate shall not be determinative of the final amount of that Indemnification Claim).

"INDEMNIFICATION RESPONSE PERIOD": The 30 days after an Indemnification Claim Notice is given during which the Indemnifying Party may investigate and determine its responsibility or liability for an Indemnification Claim and, if relating to a Third-Party Claim, Notify the Indemnified Party of the Indemnifying party's election to defend that Third-Party Claim.

"INDEMNIFIED AGENTS": Collectively, the officers, directors, employees, and agents of a Party.

"INDEMNIFIED PARTY": A Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its Indemnified Agents, under Section 14.4.

"INDEMNIFYING PARTY": A Party that has or is alleged to have an obligation to indemnify the other Party in response to an Indemnification Claim.

"INTELLECTUAL PROPERTY RIGHTS": Any and all statutory, common law, treaty, convention and other non-statutory rights that protect, or are available to protect, the Global Portal Platform and all intellectual property embodied therein against unauthorized use or copying in the United State or other countries, including all rights to recover for damages and profits for past, present and future infringements thereof, and all rights under licenses, sub-licenses, assignments, agreements or similar arrangements to use any intellectual property of third parties.

"LICENSE FEE": The amount of seventy-five thousand dollars ($75,000.00).

"MANAGEMENT SERVICES AGREEMENT": The Management Services Agreement between WWT and TCB dated as of the Effective Date (including the Definitional Appendix, the Dispute Resolution Appendix, and the Schedules thereto), as amended or supplemented from time to time in accordance with its terms.

"NONCONFORMING:" As agreed by the Parties or otherwise determined by the Dispute Resolution Procedure, that the Global Portal Platform was or is Deficient.

"NOTICE": A written communication complying with Article 18. ("NOTIFY" has the correlative meaning.)

"PARTIES":  Collectively, WWT and TCB.  ("PARTY" means either WWT or TCB.)

"PERSON": An individual; a corporation, partnership, limited liability company, trust, association, or entity of any kind or nature; or a Governmental Authority.

"PROCEEDINGS": Any action, suit, claim, investigation, demand, audit, or other proceedings by or before any Governmental Authority or any arbitration proceedings.

"REASONABLE CONSENT": The prior written consent of a Party (in any capacity), which may not be unreasonably withheld or delayed.

"REASONABLE EFFORTS": The efforts of a Party that are commercially reasonable under the circumstances, which do not require a Party to institute or prosecute any Proceedings or to pay any Person other than that Party's representatives or agents.

"REPRESENTATIVES":  Collectively, WWT's Representative and TCB's Representative.

                 [*Confidential treatment will be requested].

"TCB":  telcobuy.com LLC, a Delaware limited liability company.

"TCB'S REPRESENTATIVE": The individual agent or representative designated by TCB to be TCB's formal liaison with or representative to WWT for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

"TERMINATION DATE": The date on which the Agreement is terminated in accordance with the terms hereof, without regard to any Transition Period.

"THIRD-PARTY CLAIM": A claim of liability asserted against either Party by a Person other than the other Party or either Party's Indemnified Agents.

"TRANSITION PERIOD": The maximum 180-day period after the Termination Date during which WWT shall, as TCB reasonably requests, provide transition assistance in accordance with Section 13.3.

"WARRANTY PERIOD": A period of 60 days following the completion of the installation of the Global Portal Platform at the facilities of TCB pursuant to
Article 6.

"WWT":  World Wide Technology, Inc., a Missouri corporation.

"WWT BACKGROUND TECHNOLOGY": means any and all business and technical information and know-how used by WWT in designing, developing, installing and operating the Global Portal Platform, including, without limitation, pre-existing development tools, routines, subroutines and other programs, data and materials included by WWT in the Global Portal Platform, all user manuals and technical information relating to the Global Portal Platform, including codes (object and source), program notes, drawings and reproducible copies of each of the foregoing, magnetic tapes and machine readable codes or other media reasonably necessary to generate the foregoing; as well as all requirements stored in any requirements database, test plans, test suites, any existing documentation detailing software configuration management processes and tools, existing documentation on customer support procedures and existing documentation on consulting procedures.

"WWT'S REPRESENTATIVE": The individual agent or representative designated by WWT to be WWT's formal liaison with or representative to TCB for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

"WWT SOURCE CODE":  As defined in Section 6.2 of this Agreement.


B. INTERPRETATIVE MATTERS. The Agreement is the result of the Parties' negotiations, and no provision of the Agreement shall be construed for or against either Party because of the authorship of that provision. In the interpretation of the Agreement, except where the context otherwise requires:

         1. "including" or "include" does not denote or apply any limitation;

         2.       "or" has the inclusive meaning "and/or";

         3.       "$" refers to United States dollars;

         4. the singular includes the plural, and vice versa, and each gender includes each of the others;

         5. captions or headings are only for reference and are not to be considered in interpreting the Agreement;

         6. "Article" and "Section" refer to an Article and Section, respectively, or the Agreement, unless otherwise stated in the Agreement; and

         7. each reference to a time of day in the Agreement is to local time in St. Louis, Missouri, and "midnight" begins a day.

                           DISPUTE RESOLUTION APPENDIX
                             TO LICENSING AGREEMENT

A. DEFINED TERMS. Various terms used in this Dispute Resolution Appendix, which begin with a capital letter, are defined in the Definitional Appendix to Licensing Agreement. In addition, the following terms used only in this Dispute Resolution Appendix have the corresponding meanings:

"COMPLEX DISPUTE LIST": The "Complex Dispute List," or if that list is not then maintained by the American Arbitration Association, another list of individuals having similar qualifications maintained by the American Arbitration Association.

"INITIAL EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Vice President and General Manager of WWT and the Chief Technology Officer of TCB.

"SECOND EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Chief Executive Officer of WWT and the Chief Financial Officer of TCB.

"QUALIFICATIONS": Inclusion in the Complex Dispute List of having extensive knowledge or experience, or both, regarding technology similar to the Global Portal Platform.

The interpretative matters set forth in the Definitional Appendix also apply to this Dispute Resolution Appendix.

B.  DISPUTE RESOLUTION PROCEDURE.

1. GENERAL PROCEDURE. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

         (a) Each Party shall instruct its Representative to promptly negotiate in good faith with the other Party's Representative to resolve the Dispute.

         (b) If the Representatives do not resolve the Dispute within ten Business Days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the Representatives) to the Initial Executive Review Committee for resolution.

         (c) If the Initial Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) from the date of referral to it, the Dispute shall be referred (by that Committee or any of its members) to the Second Executive Review Committee for resolution.

         (d) If the Second Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute for resolution by the

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                  Parties' Presidents, who may submit the Dispute to non-binding mediation in accordance with Section B.2 of this Dispute Resolution Appendix.

         (e) If the Dispute is not resolved by the parties' Presidents (if submitted to them) and is not submitted to or resolved by mediation, then either Party may submit the Dispute to binding arbitration in accordance with Section B.3 of this Dispute Resolution Appendix.

         A referral under any of Sections B.1(a), B.1(b), and B.1(c) of this Dispute Resolution Appendix shall be made by written Notice to the Persons designated in the applicable Section or Sections. That Notice shall be in a form described in the Agreement or an electronic mail message and addressed to each Person at his office address or electronic mail address; each Notice shall be given and effective as described in the Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that Notice is given to all of the Persons to whom the Dispute must have been referred.

2. MEDIATION. The mediation of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may submit the Dispute to mediation by giving Notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that Notice is given.

         (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the St. Louis office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

         (c) The mediation shall be conducted in the St. Louis metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

         (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

         (e) Each Party shall be represented in the mediation by at least its Representative or another natural Person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The parties' representatives in the mediation shall continue with the mediation as long as the mediator requests.

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
         (f) Unless otherwise agreed by the parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in connection with the mediation. Neither Party may employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

3. ARBITRATION. The arbitration of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

         (b) If the parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the St. Louis office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

         (c) The arbitration shall be conducted in the St. Louis metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

         (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

         (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section B.3 of this Dispute Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this Section B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

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
         (f)      The panel has no power to:

                  (i) rule upon or grant any extension, renewal, or continuance of the Agreement;

                  (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement; or

                  (iii) grant provisional or temporary injunctive relief before rendering the final decision or award.

         (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

         (h) A Party or other Person involved in an arbitration under this Section B.3 may join in that arbitration any Person other than a Party if:

                  (i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

                  (ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration.

         (i) The arbitration hearing shall be held within 30 days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

         (j) The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Missouri law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

         (k)      The panel's final decision or award may include:

                  (i) recovery of Damages to the extent permitted by the Agreement; or

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



                  (ii) injunctive relief in response to any actual or threatened breach of the Agreement or any other actual or threatened action or omission of a Party under or in connection with the Agreement.

         (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section B.3.

         (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

4. RECOURSE TO COURTS. Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

         (a) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

         (b) seek provisional or temporary injunctive relief, in response to an actual or impending breach of Article 10 of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

         (c) challenge or vacate any final arbitration decision or award that does not comport with Section B.3 of this Dispute Resolution Appendix.

5. SUBMISSION TO JURISDICTION. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Missouri located in St. Louis County, Missouri. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

6. CONFIDENTIALITY. The proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.

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                      *Confidential treatment requested


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                      *Confidential treatment requested


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